November 30, 1998



Mr. Ralph Leverton
[Address]

Dear Ralph:

This letter is to confirm our agreement in connection with the settlement of your rights arising from your employment agreement (the "Agreement") made as of December 1, 1994 with Harmac Pacific Inc. (the "Company") as a result of the acquisition of control of the Company by Pope & Talbot, Inc. ("P&T") on February 2, 1998.

Under the Agreement, on the change in control, you were entitled to terminate your employment on notice to the Company and to receive from the Company an amount equal to three times the sum of your base salary for 1998 and the average bonus paid to you in respect of 1995, 1996 and 1997.

You have since accepted employment with P&T as its Vice President Pulp Division, which role includes acting as the President and Chief Operating Officer of the Company.

I confirm that you and we have agreed to terminate the Agreement in its entirety, without further liability of either party, effective August 31, 1998 in consideration of the following:

1. The payment to you by the Company of the sum of $557,500, the receipt of which you hereby acknowledge; and

2. Our agreement that if on or before July 31, 1999 you resign on not less than 30 days' notice or are dismissed from your employment by P&T:

     a.   the Company will pay you the further sum of $278,750;

     b. unless you are then receiving long-term disability payments under the Company's long-term disability plan, on the specified date of termination you will be entitled to receive from the Company's pension plans for its salaried employees and executive officers the benefits payable in accordance with the terms of those plans;

     c. until the earlier of the first anniversary of the date of the termination of your employment and the end of the month in which you commence employment with another employer that provides reasonably comparable benefits and perquisites to its senior executives as those provided by the Corporation:

Mr. Ralph Leverton
November 30, 1998
Page 2


          i. subject to your insurability, you will continue to be eligible for all employee life, medical and dental insurance and other benefits, other than pension and long-term disability benefits under benefit plans and programs then in effect for executive and key management employees of P&T and P&T shall provide same or, at its option, shall purchase substantially comparable benefits outside its existing plans and programs; provided, however, that nothing herein shall be construed as limiting P&T's right to terminate any such plan or program at any time or from time to time; and

          ii. P&T shall continue to provide the perquisites and benefits which were provided to you at the time of the termination of your employment, other than pension and long-term disability benefits, and other than participation in any share option plan, or any bonus or incentive plan or arrangement established for executive officers of P&T; and

     d. the Company shall reimburse you for employment relocation and financial counselling and tax planning services actually incurred to an aggregate maximum of $10,000, provided that the relevant consultant has been approved in writing by the Company prior to the incurring of such fees or expenses.

Please sign below to confirm your agreement with the foregoing terms and return a signed copy to me, whereupon this will become a binding agreement.

Yours truly,




Michael Flannery
Chairman of the Board &
Chief Executive Officer

/s/ RALPH LEVERTON
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Ralph Leverton                         Date